Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

Antares Private Credit Fund

(Name of Issuer)

Antares Private Credit Fund

(Name of Person(s) Filing Statement)

Table 1 – Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$31,871,426	(a)	0.0001531	—
Fees Previously Paid	—		—	$4,879.52	(b)
Total Transaction Valuation	$31,871,426
Total Fees Due for Filing				$4,879.52
Total Fees Previously Paid				$4,879.52
Total Fee Offsets				—
Net Fee Due				$0.00

(a)	The transaction value is calculated as the estimated aggregate maximum purchase price for Shares. The fee of $4,879.52 was paid in connection with the filing of the Schedule TO-I by Antares Private Credit Fund (File No. 005-94860) on February 14, 2025 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(b)	Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	Antares Private Credit Fund	SC TO-I	005-94860	February 14, 2025		$4,879.52

Fee Offset Sources					February 14, 2025		$4,879.52